Exhibit 99.1

Outerwall Updates Progress on Operating Review and Capital Structure Initiatives

Plans to Exit Three New Venture Concepts

Announces Leadership Transition at Redbox

Implements Additional Actions Expected to Achieve $22 Million of Annual Cost Savings

Increases Senior Secured Credit Facility by $350 Million to Achieve Target Net Leverage Ratio in Q1 2014

BELLEVUE, Wash.—December 10, 2013—Outerwall Inc. (Nasdaq: OUTR), today announced progress on its previously announced operating review and capital structure initiatives. This progress includes:

•	The discontinuation of three new venture concepts;

•	A leadership transition at Redbox;

•	Cost reduction initiatives that are expected to result in $22 million of annual cost savings beginning in the first quarter of 2014; and

•	A $350 million expansion of Outerwall’s existing senior secured credit facility, which will enable the company to meet its previously announced target leverage ratio in the first quarter of 2014.

“These actions are consistent with the plans we outlined earlier this year and ensure that Outerwall’s operations drive enhanced value creation for both our shareholders and retail partners,” said J. Scott Di Valerio, chief executive officer of Outerwall.

Discontinuation of Certain New Ventures

Outerwall has concluded the previously announced review of its New Ventures business segment and will discontinue three new venture concepts, Rubi™, Crisp Market™ and Star Studio. The wind-down process is expected to be substantially complete by the end of the first quarter of 2014. Outerwall will continue to invest in the rollout of ecoATM®, as well as a limited investment in its SAMPLEit™ concept.

Due to the decision to discontinue those three new venture concepts, the company expects to record an associated one-time, pre-tax charge of $26 – 29 million in the fourth quarter of 2013. Beginning with the company’s fourth quarter 2013 results, the three concepts will be reported as discontinued operations, along with Orango, which was discontinued earlier this year.

The company’s shutdown of Crisp Market will result in a tax benefit of $0.56 to $0.59 in diluted EPS in the fourth quarter of 2013, through the use of a worthless stock deduction. The tax benefit will be reported in the company’s non-core, continuing operations*; in addition, the company expects a related cash tax savings of $14.6 million to $15.3 million in the first quarter of 2014.

Di Valerio stated, “This comprehensive review reaffirms our confidence in Outerwall’s solid foundation, notably our core Coinstar and Redbox businesses and the company’s strong cash flows. At the same time, ecoATM provides the potential for another meaningful pillar in our automated retail platform, and we believe SAMPLEit merits a continued investment based on the potential we see in the business. By focusing on the new ventures with the greatest opportunity, we expect to move toward breakeven segment operating results more quickly.”

*	See Appendix A for a discussion of non-GAAP financial measures, including core and non-core results

Redbox Leadership Transition

The company also announced a leadership transition as Redbox president Anne Saunders has left the business. Leadership responsibilities for Redbox will be managed on an interim basis by the existing Redbox executive team, overseen by Di Valerio, until the position is filled on a permanent basis. Outerwall will commence a search and expects to fill the role in the coming months.

“I am confident in the future of Redbox and the Redbox executive leadership team which will continue its work to drive the business and ensure a smooth transition to the next president,” said Di Valerio. “We are making progress with our initiatives to drive incremental rentals by continuing to provide new releases and interesting content at a great value to our consumers, generating value for our company and our retail partners. I want to thank Anne for her contributions at Redbox.”

Cost Reduction Initiatives

In addition to savings from the reduced spending in New Ventures, Outerwall is implementing actions to reduce costs by approximately $22 million annually beginning in 2014, primarily through workforce reductions across the enterprise. These savings will be offset by a one-time, non-core pre-tax charge of approximately $5.0 million incurred in the fourth quarter of 2013 associated with severance and other costs to implement the plan. Between the closure of certain new ventures and additional reductions across the enterprise, the company has reduced its workforce by 251 positions, an 8.5% reduction.

Continued Di Valerio, “We believe the organizational changes we are implementing are necessary to better align Outerwall’s cost structure with revenue growth in our core businesses to ensure that we are driving the highest returns for our shareholders.”

Expansion of Senior Secured Credit Facility

Outerwall has increased the accordion option under its credit facility to provide an additional $350 million of debt, comprised of a $200 million Term Loan A and an additional $150 million of revolver capacity. This additional debt will allow the company to move to its previously announced target net leverage range of 1.75x to 2.25x net debt to core adjusted EBITDA* in the first quarter of 2014. Outerwall expects to use the additional liquidity primarily for share repurchases.

Galen C. Smith, chief financial officer of Outerwall, said, “We continue to execute on our plan to optimize the company’s capital structure and build upon our strong financial position. The incremental debt capacity will allow us to reach our target leverage ratio in the first quarter of 2014. We are committed to remaining active with our return of capital initiatives, including share repurchases, while maintaining our financial flexibility.”

Outerwall expects to repurchase $195 million of its common stock in 2013, which would result in the company returning more than 100% of its free cash flow* in 2013, exceeding its target. The company has entered a stock trading plan for the purpose of repurchasing an additional $50 million of Outerwall common stock by January 31, 2014.

Guidance

Outerwall management is adjusting its guidance for the full year 2013, to reflect the exit of certain new venture concepts. The company is maintaining its outlook for its Redbox and Coinstar segments. For the full year 2013, the company expects:

•	Consolidated revenue between $2.298 billion and $2.323 billion;

•	Core adjusted EBITDA between $475 million and $485 million;

•	Core diluted EPS* between $5.44 and $5.59 on a fully diluted basis; and

•	Free cash flow between $160 million and $178 million.

Outerwall management is adjusting its guidance for the fourth quarter of 2013, to reflect the exit of certain new venture concepts. The company is maintaining its outlook for its Redbox and Coinstar segments. For the fourth quarter of 2013, the company expects:

•	Consolidated revenue between $583 million and $608 million;

•	Core adjusted EBITDA between $120 million and $130 million; and

•	Core diluted EPS between $1.18 and $1.33 on a fully diluted basis.

Outerwall expects to provide guidance for the first quarter and full year of 2014 when it reports the company’s fourth quarter and full year 2013 results.

Webcast Presentation

CFO Galen C. Smith will participate in the Wedbush Securities CA Dreamin’ Consumer Conference at 6:10 a.m. PST (9:10 a.m. EST) today and will review the initiatives outlined herein. The presentation will be webcast live and archived on the Investor Relations section of Outerwall’s corporate website at ir.outerwall.com. Presentation materials are also available at ir.outerwall.com.

About Outerwall Inc.

Outerwall Inc. (Nasdaq: OUTR) has more than 20 years of experience creating some of the most profitable spaces for their retail partners. The company mission is to create a better everyday by delivering breakthrough kiosk experiences that delight consumers and generate revenue for retailers. As the company that brought consumers Redbox® entertainment, Coinstar® money services, and ecoATM® electronics recycling kiosks, Outerwall is leading the next generation of automated retail and paving the way for inventive, scalable businesses. Outerwall™ kiosks are in neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in the United States, Canada, Puerto Rico, the United Kingdom, and Ireland. Learn more at www.outerwall.com.

Safe Harbor for Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “will,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Outerwall Inc.’s anticipated growth and future operating results, including 2013 fourth quarter and full year results, as well as stock repurchases, bank loans, potential cost savings and tax benefits, and leadership transitions. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc. or Redbox, as well as from risks and uncertainties beyond Outerwall Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	competition from other entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into new businesses, including ecoATM, SAMPLEit and Redbox Instant™ by Verizon,

•	our ability to repurchase stock and the availability of an open trading window,

•	the achievement of anticipated cost savings and tax benefits,

•	results of our restructuring and cost initiatives, including discontinuation of affected new ventures and workforce reduction

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the timing of new DVD releases and the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	the effective management of our content library,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Outerwall Inc.’s expectations as of the date of this press release. Outerwall Inc. undertakes no obligation to update the information provided herein.

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Contacts

Media:

Marci Maule

Director of Public Relations

425-943-8277

marci.maule@outerwall.com

Financial Analysts and Investors:

Rosemary Moothart

Director of Investor Relations

425-943-8140

rosemary.moothart@outerwall.com

Appendix A

Use of Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA;

•	Core diluted earnings per share (“EPS”);

•	Free cash flow; and

•	Net debt to core adjusted EBITDA.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not directly control. Our non-core adjustments include i) acquisition costs primarily related to the NCR Asset Acquisition and acquisition of ecoATM, Inc., ii) a gain on the grant of a license to use certain Redbox trademarks to Redbox Instant™ by Verizon, iii) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control and includes the impacts of the gain on re-measurement of our previously held equity interest in ecoATM upon acquisition, iv) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, v) results attributable to discontinued operations, vi) charges related to the Company’s restructuring plans, including those categorized within continuing and discontinued operations, and vii) one-time tax savings related to non-core activities (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either non-recurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

Core Adjusted EBITDA

Our non-GAAP financial measure core adjusted EBITDA is defined as earnings before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

Core Diluted EPS

Our non-GAAP financial measure core diluted EPS is defined as diluted earnings per share excluding Non-Core Adjustments, net of applicable taxes.

Free Cash Flow

Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our common stock.

Net Debt to Core Adjusted EBITDA

We use the non-GAAP financial measure core adjusted EBITDA in calculating our debt ratio, which is net debt to core adjusted EBITDA. Net debt is defined as total debt less domestic cash adjusted for cash in transit and cash obligated to our retail partners. We believe these adjustments to cash for the purpose of the net debt calculation more accurately reflect cash available for use by excluding cash in transit and cash obligated to our retail partners which is either not available for immediate use or committed to settle associated payables, respectively.

Outerwall will provide a reconciliation of these non-GAAP financial measures when it reports the company’s fourth quarter and full year 2013 results.